AMENDMENT NO. 1 TO THE SECOND
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
BIOANALYTICAL SYSTEMS, INC.

ARTICLE II-A

Certificate of Designation of Preferences, Rights and Limitations
of 6% Series A Convertible Preferred Shares

Section 1.   Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Class A Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Class A Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit C attached to the Purchase Agreement.

“Class B Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Class B Warrants shall be exercisable immediately and have a term of exercise equal to one year, in the form of Exhibit C attached to the Purchase Agreement.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dividend Conversion Rate” means 90% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date.

“Dividend Notice Period” shall have the meaning set forth in Section 3(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Share Amount” shall have the meaning set forth in Section 3(a).

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) there is an effective registration statement pursuant to which the Corporation may issue Conversion Shares (and, as applicable, shares of Common Stock in satisfaction of the Make-Whole Payment and in lieu of cash payment of dividends) or (ii), with respect to conversions that occur after May 11, 2014, all of the Conversion Shares may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, and (i) the average daily trading volume for a period of 20 consecutive Trading Days prior to the applicable date in question, exceeds 20,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits, stock dividends and the like); provided, however, that paragraph (g) shall not apply after May 11, 2014.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forced Conversion Amount” means the sum of (a) 100% of the aggregate Stated Value then outstanding, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Preferred Stock.

“Forced Conversion Date” shall have the meaning set forth in Section 8(c).

“Forced Conversion Notice” shall have the meaning set forth in Section 8(c).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8(c).

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” means the Person in whose name a security is registered on the books of the Corporation.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Make-Whole Payment” shall have the meaning set forth in Section 3(a).

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption” shall have the meaning set forth in Section 8(a).

“Optional Redemption Amount” means the sum of (a) 120% of the aggregate Stated Value then outstanding, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Preferred Stock.

“Optional Redemption Date” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 8(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of May 5, 2011, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Threshold Period” shall have the meaning set forth in Section 8(c).

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“Transfer Agent” means Computershare, the current transfer agent of the Company, with a mailing address of 250 Royall Street, Canton, MA 02021 and a facsimile number of (781) 575-3602, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock, upon exercise of the Warrants.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means, collectively, the Class A Warrants and the Class B Warrants.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.         Designation, Amount and Par Value. The series of Preferred Shares shall be designated as its 6% Series A Convertible Preferred Shares (the “Preferred Stock”) and the number of shares so designated shall be up to 6,000 (which shall not be subject to increase without the written consent of the Holders of a majority of the outstanding shares of the Preferred Stock. Each share of Preferred Stock shall have a stated value equal to $1,000 (the “Stated Value”).

Section 3.          Dividends and Make-Whole Payment.

a)           Dividends in Cash or in Kind.

(A) From the Original Issue Date until May 11, 2014, the Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day)  in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Dividend Share Amount”).  In addition, upon the conversion of Preferred Stock (voluntary or via a Forced Conversion) prior to May 11, 2014, the Corporation shall also pay to the Holders of the Preferred Stock so converted cash, or at the Corporation’s option, subject to Equity Conditions, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof, with respect to the Preferred Stock so converted an amount equal to $180 per $1,000 of Stated Value of the Preferred Stock, less the amount of any quarterly dividend paid on such Preferred Stock on or before the relevant Conversion Date (the “Make-Whole Payment”).  The form of dividend payments and Make-Whole Payments to each Holder shall be determined in the following order of priority: (i) if the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date or Conversion Date (the “Dividend Notice Period”), in cash only, (ii) if the payment of dividends or the Make-Whole Payment, as applicable, is not limited by IC 23-1-28-3 and the Equity Conditions have been met during the Dividend Notice Period, at the election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 90% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date, (iii) if the payment of dividends or the Make-Whole Payment, as applicable, is limited by IC 23-1-28-3 and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued solely for such purpose at 90% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date, or (iv) if the payment of dividends or the Make-Whole Payment, as applicable, is limited by IC 23-1-28-3 and the Equity Conditions have not been met during the applicable Dividend Notice Period, then such dividends shall accrue to the next applicable Dividend Payment Date or Conversion Date, as applicable.  In addition, if requested by a Holder, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Corporation shall have delivered to such Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Holder’s Dividend Share Amount divided by (y) the Dividend Conversion Rate assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the “Dividend Conversion Shares”).  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

(B)  From and after May 11, 2014, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.  Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

b)           Corporation’s Ability to Pay Dividends and Make-Whole Payments in Cash or Kind.  On the Closing Date, the Corporation shall have notified the Holders whether or not the payment of cash dividends on the Preferred Stock is limited by IC 23-1-28-3 as of the Closing Date.  The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to pay cash dividends or cash Make-Whole Payments. If at any time the Corporation has the right to pay dividends in cash or shares of Common Stock, the Corporation must provide the Holders with at least 20 Trading Days’ notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice), and with respect to a Make-Whole Payment, the Corporation shall notify a Holder on either (i) the date it receives the applicable Notice of Conversion, if such Notice of Conversion is received by 12:00 PM Eastern Time on such date, or (ii) on the Business Day immediately following the date it receives the applicable Notice of Conversion, if such Notice of Conversion is received after 12:00 PM Eastern Time on such date, whether it elects to make such payment in cash or through the issuance of shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).  The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to a Holder in connection with such Dividend Payment Date.  If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Corporation.

c)           Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared.   Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date.  Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

d)           Late Fees. Unless the Corporation is required to defer such dividend payment as described in clause (iv) of Section 3(a)(A) above, any dividends or Make-Whole Payments, whether paid in cash or shares of Common Stock, that are not paid within three Trading Days following a Dividend Payment Date or Conversion Date, as applicable, shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date or Conversion Date, as applicable through and including the date of actual payment in full.

e)           Other Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

Section 4.            Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 67% or more of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.  In addition, any matters requiring class voting by the shareholders of the Corporation under the Indiana Business Corporation Law shall require the affirmative vote of the Holders of 67% or more of the then outstanding shares of Preferred Stock.

Section 5.             Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to the shareholders of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.              Conversion.

a)           Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.  Each such Holder and the Corporation shall maintain records showing the number of Conversion Shares issued upon conversion of the Preferred Stock held by it and the date of such conversions. In the event of any dispute or discrepancy, with respect to such conversions, the records of the Corporation shall be controlling and determinative in the absence of manifest error. The Corporation shall deliver any objection to any Notice of Conversion within one (1) Business Day of receipt of such notice.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)           Conversion Price.  The conversion price for the Preferred Stock shall equal $2.00, subject to adjustment as set forth herein (the “Conversion Price”).

c)	Mechanics of Conversion

i.           Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock (including, (x) if the Corporation has given continuous notice pursuant to Section 3(b) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Corporation, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Corporation and excluding for such issuance the condition that the Corporation deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period and (y) shares of Common Stock in lieu of Make-Whole Payments, if applicable), and (B) a bank check in the amount of accrued and unpaid dividends and the Make-Whole Payment (if the Corporation has elected or is required to pay the Make-Whole Payment and accrued dividends in cash). The Corporation shall use its best efforts to deliver any certificate or certificates representing the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.           Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation, and the Holder shall promptly return to the Corporation the Common Stock certificates and cash issued or paid to such Holder pursuant to the rescinded Notice of Conversion.

iii.           Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates representing the Conversion Shares pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates representing the Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.   As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

d)           Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.  A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7.            Certain Adjustments.

a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend or a Make-Whole Payment on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)           [RESERVED]

c)           Subsequent Rights Offerings.  In addition to any adjustments pursuant to the other subsections of this Section 7, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until the earlier of (i) the first date on which such Holder no longer holds any shares of Preferred Stock and (ii) such time, if ever, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

d)           Pro Rata Distributions. If the Corporation, at any time while the Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)           Fundamental Transaction.  If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

f)           Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)           Notice to the Holders.

i.           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.            Optional Redemption and Forced Conversion.

a)           Optional Redemption at Election of Corporation.  Notwithstanding anything herein to the contrary, subject to the provisions of this Section 8, if after Original Issue Date the VWAP for each of any 20 consecutive Trading Day period, which 20 consecutive Trading Day period shall have commenced only after the Original Issue Date, exceeds 200% of the then effective Conversion Price, the Corporation may deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem all of the then outstanding Preferred Stock, for cash in an amount equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”).  The Optional Redemption Amount is payable in full on the Optional Redemption Date.  Prior to the three-year anniversary of the Original Issue Date, the Corporation may only effect an Optional Redemption if each of the Equity Conditions shall have been met on each Trading Day occurring during the 20 Trading Day period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made.  Prior to the three-year anniversary of the Original Issue Date, if any of the Equity Conditions shall cease to be satisfied at any time during the 20 Trading Day period commencing on the Optional Redemption Notice Date, then a Holder may elect to nullify the Optional Redemption Notice as to such Holder by notice to the Corporation within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Corporation) in which case the Optional Redemption Notice shall be null and void, ab initio.  From and after the three-year anniversary of the Original Issue Date, the Corporation may exercise an Optional Redemption regardless of whether or not it then satisfies the Equity Conditions, but otherwise in accordance with the terms hereof.  The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full.

b)           Redemption Procedure.  The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date.  If any portion of the cash payment for an Optional Redemption has not been paid by the Corporation on the Optional Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

c)           Forced Conversion.  Notwithstanding anything herein to the contrary, if the VWAP for 20 Trading Days during any consecutive 30 Trading Day period (“Threshold Period”), which Threshold Period shall have commenced only after the Original Issue Date, exceeds 200% of the then effective Conversion Price, the Corporation may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Preferred Stock pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”).  The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each of at least 20 Trading Days during the applicable Threshold Period and through the Trading Day after the date that the Conversion Shares issuable pursuant to such Forced Conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice.   Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted.  For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 9.            Miscellaneous.

a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by electronic mail, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2701 Kent Avenue, West Lafayette, IN 47906, Attention: Chief Financial Officer, email address: vp.finance@basinc.com, facsimile number (765) 497-1102, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address, as applicable, set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address, as applicable, set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)           Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)           Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)           Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)           Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued Preferred Shares and shall no longer be designated as 6% Series A Convertible Preferred Shares.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 6% Series A Convertible Preferred Shares (the “Preferred Stock”) indicated below into Common Shares (the “Common Stock”), of Bioanalytical Systems, Inc., an Indiana corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes. Capitalized terms used in this Notice Conversion have the meanings specified in the Certificate of Designation for the Preferred Stock.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: __________________________

Number of shares of Preferred Stock to be Converted: ___________________________________

Stated Value of shares of Preferred Stock to be Converted: _______________________________

Applicable Conversion Price: _______________________________________________________

Number of shares of Common Stock to be Issued: ______________________________________

Number of shares of Preferred Stock subsequent to Conversion: ___________________________

Address for Delivery: ______________________
or
DWAC Instructions:
Broker no: _________
Account no: ___________

[HOLDER]

By:
Name:
Title: